iStar Financial Inc.
1114 Avenue of the Americas
New York, NY 100036
News Release	(212) 930-9400
COMPANY CONTACTS	NYSE : SFI

Catherine D. Rice	Andrew C. Richardsson	Laca Wong
Chief Financial Officer	Executive Vice President-Capital Markets	Associate-Investor Relations

iStar Financial Agrees To Sell $250 Million of Senior Notes

NEW YORK — March 25, 2004 — iStar Financial Inc. (NYSE: SFI) today announced that it has agreed to sell $250 million of 5.125% Senior Notes due 2011 to qualified institutional investors in a transaction complying with Securities and Exchange Commission Rule 144A and to non-US persons under SEC Regulation S. The Notes are being sold at 99.825% of their principal amount to yield 5.155% per annum. The transaction is expected to close on March 30, 2004.

iStar Financial expects to use the proceeds from the sale of the Notes to repay secured indebtedness.

The Notes have not been registered under the Securities Act of 1933, as amended, or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

This announcement is not an offer to purchase securities, a solicitation of an offer to purchase securities, or a solicitation of an offer to sell securities.

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iStar Financial is the leading publicly traded finance company focused on the commercial real estate industry. The Company provides custom-tailored financing to high-end private and corporate owners of real estate nationwide, including senior and junior mortgage debt, senior, mezzanine and subordinated corporate capital, and corporate net lease financing. The Company, which is taxed as a real estate investment trust, seeks to deliver a strong dividend and superior risk-adjusted returns on equity to shareholders by providing innovative and value-added financing solutions to its customers. Additional information on iStar Financial is available on the Company’s website at www.istarfinancial.com.

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